Exhibit 99.1

American Assets Trust, Inc. Acquires the Lloyd District Portfolio in Portland, Oregon

Company Release – 7/1/11

SAN DIEGO –American Assets Trust, Inc. (NYSE:AAT) (the “Company”) has completed the acquisition of the “Lloyd District Portfolio,” consisting of approximately 600,000 rentable square feet on more than 16 acres located in the Lloyd District of Portland, Oregon. The Lloyd District Portfolio is comprised of six office buildings within four contiguous blocks, including (i) a condominium interest in the 20-story Lloyd Tower, (ii) the 16-story Lloyd 700 Building and (iii) four low-rise landmark buildings within Oregon Square.

Additionally, as a result of years of planning, the Lloyd District Portfolio has been designated for additional development rights to include a high density, transit oriented, mixed-use urban village, with the potential to be in excess of 1.5 million square feet. The entitlement for such development opportunity allows a 12:1 Floor Area Ratio with a 250 foot height limit and provides for retail, office and/or multifamily development.

The Lloyd District submarket of Portland includes more than 2.5 million square feet of office space, the approximately 1 million square foot Portland convention center, the approximately 1.4 million square foot Lloyd Center Mall and the Rose Garden Arena, home of the Portland Trail Blazers. The Lloyd District is a major transportation hub for the region. Two freeways, three commuter lines and two street car loops converge at the Lloyd District Portfolio.

The purchase price was approximately $92 million, which was paid with proceeds from the Company’s initial public offering. Approximately 92% of the Lloyd District Portfolio’s rentable square feet are leased. Major tenants include Integra Telecom Holdings, Inc., Knowledge Learning Corp., PacifiCorp, the Tri-County Metropolitan Transportation District of Oregon and the Columbia River Inter-Tribal Fish Commission.

This is the Company’s second acquisition in the Portland market since the Company’s initial public offering in January 2011. “The Lloyd District Portfolio is a terrific addition to our portfolio of high quality assets, especially considering the significant development upside,” said John W. Chamberlain, the Company’s President and Chief Executive Officer.

Ashforth Pacific, Inc. (an affiliate of the seller of the property) has been retained to provide traditional property management services for the Company with respect to the Lloyd District Portfolio. Ashforth Pacific will also assist the Company in managing the permitting of the development opportunity.

The Company offers no assurances that it will ultimately develop the Lloyd District Portfolio to the extent of the entitlements described above, or at all. The transaction was structured to accommodate a possible reverse tax-deferred exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986 and applicable state revenue and taxation code sections.

About American Assets Trust, Inc.

American Assets Trust, Inc. is a full service, vertically integrated and self-administered REIT that owns, operates, acquires and develops high quality retail and office, multifamily and mixed-use properties in attractive, high-barrier-to-entry markets primarily in Southern California, Northern California, Hawaii and Oregon. The Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. The Company’s retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 2.4 million square feet. In addition the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. The Company intends to elect to be treated as a REIT for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2011. For additional information, visit www.americanassetstrust.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s annual report on Form 10-K and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton

Executive Vice President and Chief Financial Officer

858-350-2607